EXHIBIT 23.1

        CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Plan and the Amended 1989 Employee Stock Purchase Plan of Cirrus Logic, Inc. of our report dated April 24, 1996, except for the second paragraph of Note 8, as to which the date is April 30, 1996; and the third paragraph of Note 14, as to which the date is June 27, 1996, with respect to the consolidated financial statements and schedule of Cirrus Logic, Inc. included in its Annual Report (Form 10-K) for the year ended March 30, 1996, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP

San Jose, California
November 15, 1996